PURCHASE AGREEMENT

                                     AMONG

                         QSC, INC., RONNY D. LANKFORD,
                    ROBERT W. LANKFORD AND MICHAEL A. REED

                                      AND

                       AMERIKING TENNESSEE CORPORATION I

                                     BUYER

                               November 21, 1995







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                               TABLE OF CONTENTS


1. Definitions..............................................................1

2. Purchase and Sale of Target's Shares and Certain Properties..............6
         (a) Basic Transaction..............................................6
         (b) Purchase Price.................................................6
         (c) The Closing....................................................8
         (d) Deliveries at the Closing......................................8
         (e) Escrow Provisions..............................................8
         (f) Provisions as to Escrow Agent.................................10

3. Representations and Warranties Concerning the Transaction...............11
         (a) Representations and Warranties of the Sellers.................11
         (b) Representations and Warranties of the Buyer...................13
         (a) Organization, Qualification and Corporate Power...............14
         (b) Capitalization................................................15
         (c) Noncontravention..............................................15
         (d) Brokers' Fees.................................................16
         (e) Title to Assets...............................................16
         (f) Subsidiaries..................................................16
         (g) Financial Statements..........................................16
         (h) Events Subsequent to Most Recent Fiscal Year End..............17
         (i) Undisclosed Liabilities.......................................19
         (j) Legal Compliance..............................................20
         (k) Tax Matters...................................................20
         (1) Real Property.................................................21
         (m) Intellectual Property.........................................24
         (n) Tangible Assets...............................................25
         (o) Inventory.....................................................25
         (p) Contracts.....................................................25
         (q) Notes and Accounts Receivable.................................27
         (r) Powers of Attorney............................................27
         (s) Insurance.....................................................27
         (t) Litigation....................................................28
         (u) Product Warranty..............................................28
         (v) Product Liability.............................................28
         (w) Employees.....................................................29
         (x) Employee Benefits.............................................29
         (y) Guaranties....................................................30
         (z) Environment, Health, and Safety...............................30
         (aa) Certain Business Relationships with the Target...............31
         (ab) Cleveland Restaurant.........................................31
         (ab) Disclosure...................................................31

5. Pre-Closing Covenants...................................................31
         (a) General.......................................................31
         (b) Notices and Consents..........................................31






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         (c) Operation of Business.........................................32
         (d) Preservation of Business......................................32
         (e) Full Access...................................................32
         (f) Notice of Developments........................................32
         (g) Exclusivity...................................................32
         (h) Title Insurance...............................................33
         (i) Surveys.......................................................34
         (j) Chapter 11....................................................35
         (k) Schedules and Exhibits........................................35

6. Post-Closing Covenants..................................................35
         (a) General.......................................................35
         (b) Litigation Support............................................35
         (c) Transition....................................................36
         (d) Confidentiality...............................................36
         (e) Covenant Not to Compete.......................................37
         (f) Payment of Debts or Release or Parties........................37
         (g) Indemnification of Sellers Regarding Leases and
                  Franchise Agreements.....................................37
         (h) Employment of Loretta Lankford................................38
         (i) Insurance Coverage............................................38
         (j) Access to Records.............................................38
         (k) S Election....................................................38

7. Conditions to Obligation to Close.......................................38
         (a) Conditions to Obligation of the Buyer.........................38
         (b) Conditions to Obligation of the Sellers.......................42

8. Remedies for Breaches of This Agreement.................................44
         (a) Survival of Representations and Warranties....................44
         (b) Indemnification Provisions for Benefit of the Buyer.
                   ........................................................44
         (c) Indemnification Provisions for Benefit of the Sellers
                   ........................................................45
         (d) Matters Involving Third Parties...............................45
         (e) Determination of Adverse Consequences.........................48
         (f) intentionally omitted.........................................48
         (g) Other Indemnification Provisions..............................48

9. Termination.............................................................49
         (a) Termination of Agreement......................................49
         (b) Effect of Termination.........................................50

10. Miscellaneous..........................................................50
         (a) Nature of Certain Obligations.................................50
         (b) Press Releases and Public Announcements.......................50
         (c) No Third-Party Beneficiaries..................................51
         (d) Entire Agreement..............................................51






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         (e) Succession and Assignment.....................................51
         (f) Counterparts..................................................51
         (g) Headings......................................................51
         (h) Notices.......................................................51
         (i) Governing Law.................................................52
         (j) Amendments and Waivers........................................53
         (k) Severability..................................................53
         (1) Expenses......................................................53
         (m) Construction..................................................53
         (n) Incorporation of Exhibits and Schedules.......................54
         (o) Specific Performance..........................................54
         (p) Submission to Jurisdiction....................................54






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                              PURCHASE AGREEMENT

          Agreement entered into November 21, 1995, by and among AMERIKING TENNESSEE CORPORATION I, a Delaware corporation (the "Buyer"), and RONNY D. LANKFORD, ROBERT W. LANKFORD, MICHAEL A. REED, and QSC, INC. (collectively the "Sellers") (the "Agreement"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

          Ronny D. Lankford, Robert W. Lankford and Michael A. Reed in the aggregate own all of the outstanding capital stock of QSC, INC., a Tennessee corporation (collectively the "Target").

          Target owns and operates eight (8) Burger King Restaurants described on Schedule 1 attached hereto.

          The Franchise Agreements under which Target operates said Burger King Restaurants are held as set forth on Schedule 1 attached hereto and the real property and improvements on and in which such restaurants are operated are held as indicated on Schedule 1.

          This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Target, certain real property, leaseholds, buildings, and franchise rights, in return for cash.

          Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

          "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, abilities, obligations, Taxes, liens, lows, expenses, and fees, including court costs and attorneys' fees and expenses.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.


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          "Basis" means any past or present fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

          "Buyer" has the meaning set forth in the preface above.

          "Closing" has the meaning set forth in Section 2(c) below.

          "Closing Date" has the meaning set forth in Section 2(c) below.

          "Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

          "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1. 150213.

          "Disclosure Schedule" has the meaning set forth in Section 4 below.

          "Employee Benefit" means any fringe benefit plan or program provided for or available to employees of the Target.

          "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

          "ERISA "means the Employee Retirement Income Security Act of 1974, as amended.


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          "Extremely Hazardous Substance" has the meaning set forth in Sec.
302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

          "Financial Statement" has the meaning set forth in Section 4(g) below.

          "Indemnified Party " has the meaning set forth in Section 8(d) below.

          "Indemnifying Party" has the meaning set forth in Section 8(d) below.

          "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivation and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyright and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registration and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, knowhow, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

          "Knowledge" mean actual knowledge after reasonable investigation.

          "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Location" means the site of each of the eight (8) Burger King Restaurants which restaurants are owned and operated

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by the Target. "Locations" means the eight (8) sites
collectively.

          "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

          "Most Recent Financial Statements" means the Financial Statements set forth in Section 4(g) below.

          "Most Recent Fiscal Month End" means October 31, 1995.

          "Most Recent Fiscal Year End" means December 31, 1994.

          " Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "Party" has the meaning set forth in the preface above.

          "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Purchase Price" has the meaning set forth in Section 2(b) below.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable [or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings], (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "Sellers" has the meaning set forth in the preface above.

          "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct

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the voting of sufficient securities to elect a majority of the directors.

          "Survey" has the meaning set forth in Section 5(i) below.

          "Target" has the meaning set forth in the preface above.

          "Target's Shares" means any share of the Common Stock of the Target.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec.
59A), customs duties, capital stock, franchise, profits, withholding, social security (or any similar tax), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Third Party Claim" has the meaning set forth in Section 8(d) below.

2. Purchase and Sale of Target's Shares and Certain Properties.

          (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agree to purchase from the Sellers, and the Sellers agree to sell to the Buyer, for the consideration specified below in this
Section 2 the following:

               (i) All of the issued and outstanding shares in Target;

               (ii) Burger King Franchise Agreements for each Location with respect to which Sellers are franchisees;

               (iii) Renewal rights for the Burger King Franchise Agreement for each Location.


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               (iv) All of the building leases and ground leases for each
Location including, without limitation, Target's Cleveland, Tennessee restaurant (BKC 4959) (the "Cleveland Restaurant") with respect to which Sellers are lessees, including all options to purchase and rights of first refusal included in any leases or the amendments thereto.

               This Agreement is one of two contracts being contemporaneously executed with the other being one between Buyer and Ro-Lank, Inc., et al. The Closing under this Agreement is contingent upon both contracts closing contemporaneously. The failure of either of the contracts to close contemporaneously renders this Agreement and all obligations under it null and void, and this Agreement shall not be effective unless the other referenced contracts are executed by the parties thereto.

          (b) Purchase Price. The Buyer agrees to pay to the Sellers the sum of Four Million Two Hundred Forty-Five Thousand Nine Hundred Fourteen ($4,245,914.00) Dollars (as adjusted as provided herein) (the "Purchase Price"). The Purchase Price shall be allocated among the items being purchased as the Parties may agree at or before Closing and such allocations shall be reflected on the Closing Statement, as such term is hereinafter defined.

          The Purchase Price will be payable as follows:

               (i) The sum of Seventy-Five Thousand and No/100 ($75,000.00) Dollars (the "Deposit") will be paid at Closing by the Buyer to be held in an interest-bearing account by the Escrow Agent to be held and applied in accordance with the terms of Section 2(e) of this Agreement.

               (ii) The sum of Fifty-Six Thousand and no/100 ($56,000.00) shall be paid over to Blue Ridge Foods, Inc. pursuant to that certain Release Agreement dated November 21, 1995 (the "Blue Ridge Release").

               (iii) The balance of the Purchase Price shall be paid at Closing by wire transfer.

               (iv) In addition to the Purchase Price, Buyer shall pay to Sellers the cost of the inventory on hand at each Location including current kids' toys, current promotional items and current promotional premiums as of midnight prior to Closing. Payment for the inventory shall be made within twelve (12) business days of the Closing Date.


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               (v) Purchase Price Adjustments. The Purchase Price shall be adjusted by adding the following items: (i) reductions in Target's aggregate principal indebtedness (including Target' s prepetition indebtedness) from Two Million Sixty-Six Thousand Ninety and No/100 ($2,066,090.00) Dollars, (ii) Target's prepaid expenses, (iii) Target's cash balances; and (iv) prorata portion of rebates received by Target from Carolina Franchise Association and RSI Buying Co-op; and deducting the amount of Target's wages, bonuses, salaries, debts, accounts payable and trade payables, of any nature whatsoever, whether due or accrued, including, without limitation, amounts due under Target's Plan of Reorganization, excluding those debts set forth in
Section 6(f). Such adjustments shall be calculated as of the Closing Date and shall be reflected in a closing statement (the "Closing Statement") to be signed by the Parties and delivered at the Closing. To the extent that such purchase price adjustments cannot be calculated precisely as of the Closing Date, such adjustments shall be applied as credits or debits, as the case may be, against the inventory purchase provided herein.

          (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreeable site on or before November 21, 1995, commencing at 9:00 a.m. local time on or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date"); provided, however, that Buyer shall have the right to extend the Closing Date for thirty (30) days and if the Closing Date is extended the Parties agree to enter a management agreement for the operation of the Locations, to be in form and substance agreeable to the Parties.

          (d) Deliveries at the Closing. (i) The Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in
Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below,
(iii) the Sellers will deliver to the Buyer stock certificates representing all of Sellers' Target Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Buyer will deliver to each of the Sellers the consideration specified in Section 2(b) above, (v) the Sellers will deliver assignments necessary to convey the building leases and franchise agreements as indicated on Schedule 1, (vi) Sellers will pay at Closing or deliver evidence of prior payment of all outstanding accounts payable and obligations of Target, including, but not limited to, legal fees and expenses accrued through the Closing Date with respect to the litigation described in Sections 4(i) and 4(t) and the Schedule

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of Litigation, and (vii) Sellers will deliver at Closing releases of Target from any guarantees.

          (e) Escrow Provisions.

               (i) Appointment of Escrow Agent. The parties hereby designate Miller & Martin, Attorneys at Law, to act as Escrow Agent hereunder. The Escrow Agent shall be bound by the provisions of this Section 2(e), but not by any other provisions of this agreement.

               (ii) The Deposit. Upon the execution of this Agreement, Buyer has delivered to the Escrow Agent the Deposit as provided in Section 2, and the Escrow Agent hereby acknowledges receipt thereof. The Escrow Agent shall hold the Deposit in an interest bearing account which is insured by the Federal Deposit Insurance Corporation. The Escrow Agent shall not be responsible for any loss resulting from any such investment.

               (iii) Disposition Of Deposit in the Event the Closing does Not Occur.

          (a) Delivery to Sellers. In the event that this Agreement is properly terminated by Sellers pursuant to Section 9(a)(iv), then the Escrow Agent shall deliver the deposit, including any interest thereon, to Sellers, and Buyer shall have no further liabilities or obligations to Seller hereunder or with respect to the transactions contemplated hereby.

          (b) Delivery to Buyer. In the event that this Agreement is terminated in any manner other than as specified in subparagraph (a) above, the Escrow Agent shall deliver the Deposit, including any interest thereon, to Buyer.

          (c) Payment as Liquidated Damages. The Parties expressly acknowledge that the sums referred to above in subparagraph (a) to be paid over to Sellers are agreed upon as liquidated damages and not as a penalty and that such sums have been computed and estimated as a reasonable forecast of probable actual loss to Seller because of difficulty of estimating with exactness the damages which would actually result.

               (iv) Disposition Of Deposit in the Event the Closing Does
Occur.

                    (a) Hold as Reserve. The Escrow Agent shall hold the Deposit in reserve for seventy-five (75) days after the

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Closing Date to apply against any liabilities or obligations of Target or of
Sellers which may arise subsequent to Closing which Sellers have agreed to indemnify Buyer against under this Agreement. Buyer shall be entitled to payment from the Deposit for any amount which Sellers are obligated to indemnify Buyer under this Agreement.

                    (b) Delivery to Sellers. Upon the expiration of the seventy-five (75) day period described in subparagraph (a) above, if Buyer has made no notification to Sellers of any claim for indemnification pursuant to this Agreement, then the Escrow Agent shall deliver the Deposit, including any interest thereon to the Seller.

          (f) Provisions as to Escrow Agent.

                  (a) The Escrow Agent shall be protected in acting upon any written notice, statement, certificate, waiver, consent or other instrument or document which the Escrow Agent believes to be genuine.

                    (b) It is understood and agreed that the duties of the Escrow Agent hereunder are purely ministerial in nature and that the Escrow Agent shall not be liable for any error or judgement, or for any act done or step taken or omitted in good faith, or for anything which the Escrow Agent may do or refrain from doing in connection with this Agreement, except that the Escrow Agent shall be liable for its own gross negligence or willful misconduct. In no event shall the Escrow Agent be required to account for any application of funds subsequent to disposition thereof in accordance with this Agreement by the Escrow Agent.

                         (c) The Escrow Agent may consult with and obtain
advice from legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or the Escrow Agent's duties hereunder, the Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion of its legal counsel. The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of any of the other parties hereto, or anyone else, to perform or comply with any provisions of this Agreement or any other agreement or undertaking.

                         (d) If at any time the Escrow Agent shall be in doubt
as to the party or parties entitled to receive any or all of the Deposit, the Escrow Agent may apply to a court for a

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determination of the party or parties entitled to receive the same, and the
Escrow Agent shall incur no liability therefor.

                         (e) If at any time the Escrow Agent shall receive
conflicting notices, claims, demands or instructions with respect to any disbursement from the Deposit, or if for any other reason its shall be unable in good faith to determine the party or parties entitled to receive a disbursement from the Deposit, the Escrow Agent may refuse to make such disbursement until the Escrow Agent shall have received instructions in writing signed by all of the other parties hereto, or until directed by a final order of a court (in an action brought by the Escrow Agent pursuant to paragraph (d) above or by any other person), whereupon the Escrow Agent shall make such disbursement in accordance with such instructions or order.

                         (f) Exclusions from Target's Assets. Sellers shall
have the right to receive at Closing certain administrative assets of Target set forth in the Schedule of Excluded Administrative Assets which are not involved directly in restaurant operations. The conveyance of such items to Sellers shall not reduce the Purchase Price.

3. Representations and Warranties Concerning the Transaction.

          (a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a) with respect to himself or itself).

               (i) Organization of Certain Sellers. If the Seller is a corporation or partnership, the Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation.

               (ii) Authorization of Transaction. Subject to receiving a waiver of the right of first refusal from Burger King Corporation and from Ralph E. Manning (or expiration of the period within which such right is exercisable), the Sellers have full power and authority (including, if the Seller is a corporation or partnership, full corporate or partnership power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the

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Sellers, enforceable in accordance with its terms and conditions. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers are subject or, if any of Sellers is a corporation or partnership, any provision of its charter, bylaws, or partnership agreement, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers is a party or by which he, she or it is bound or to which any of his, her or its assets is subject.

                    (iv) Broker's Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement as a result of any agreements, contracts or actions by Sellers.

                    (v) Target Shares. The Sellers hold of record and, except for the shareholders' agreement between the Sellers which shall be terminated at Closing by written instrument in the form attached to this Agreement as
Exhibit 3(a)(v), own beneficially free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands the number of Target Shares as follows:

        Name                                        Number of Shares
        Ronny D. Lankford                                  1,000
        Robert W. Lankford                                 1,000
        Michael A. Reed                                    1,000

The Target Shares represent all of the issued and outstanding stock of Target. The Sellers are not a party to any option, warrant, purchase right, or other contract or commitment that could require the Sellers to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Sellers are not a party to any voting trust, proxy, or other

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agreement or understanding with respect to the voting of any capital stock of the Target.

               (vi) Franchise Agreements. The Sellers or Target own Franchise Agreements with Burger King for each Location as indicated on Schedule 1. The Franchise Agreements are in full force and effect and are free and clear of any liens or encumbrances. Sellers shall provide Buyer with copies of Franchise Agreements for each Location.

               (vii) Real Property. Target owns the real property and improvements for the Athens Burger King Location.

               (viii) Leaseholds. Sellers or Target own a leasehold interest under Leases for each of the Locations as indicated in Schedule 1, except for the Athens Burger King which Location is owned by Target. All Leases are from third parties which are not related or affiliated with Target in any manner whatsoever, other than the lease of the Cleveland Location from LRL Development Associates.

          (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)).

               (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and is duly qualified to transact business in Tennessee and Georgia.

               (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and all other agreements contemplated herein and to perform its obligations hereunder and thereunder. This Agreement and all other agreements contemplated herein constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.



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               (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer are subject or any provision of their charters or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which they are bound or to which any of their assets are subject.

               (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated, except for any fees to be paid by Buyer to National Restaurant Enterprises, Inc. or The Jordan Company.

               (v) Investment. The Buyer is acquiring the Target's shares for investment purposes and are not acquiring the Target's Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4. Representations and Warranties Concerning the Target and the Properties. The Sellers represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

          (a) Organization, Qualification and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and the Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Target has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged (and in which it presently proposes to engage) and to own and use the properties owned and used by it. The Sellers shall deliver to the Buyer a list of the directors and officers of the Target, correct and complete copies of the charter, bylaws and corporate records of the Target (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Target are correct and complete. Target is not in default under or in violation of any provision of its charter or bylaws.

          (b) Capitalization. The entire authorized capital stock of the Target consists of 100,000 Target Shares, of which 3,000 Target Shares are issued and outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Sellers as set forth in Section 3(a)(v). Except for the shareholders' agreement among the Sellers (which shall be terminated at or prior to Closing), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or by-laws of the Target (except for restrictions on the transferability of Target stock set forth in Target's charter) (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (d) Brokers' Fees. Except for the fee payable to Brennan, Dyer & Company, payable by the Sellers at Closing, the Target does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, and Sellers agree to indemnify and hold Buyer harmless from and against any and all claims for such fees.

          (e) Title to Assets. Except as disclosed in this Agreement, the Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet.

          (f) Subsidiaries. The Target has no subsidiaries.

          (g) Financial Statements. Sellers have delivered to Buyer the following financial statements (the "Financial Statements"):

               (i) Balance Sheet as of December 31, 1994 and related statements of income, stockholders' equity and cash flows for the year then ended, as reviewed by Hazlett, Lewis & Bieter.

               (ii) Monthly Internal Financial Statements for Target and Individual Restaurants as of October 31, 1995.

The Financial Statements were prepared in substantial conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, (subject to normal year-end adjustments with respect to the interim financial statements referred to in
Section 4(g)(ii)), are correct and complete, and are consistent with the books and records of the Target (which books and records are correct and complete).

          (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Target which have not occurred in the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date:

               (i) the Target has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

               (ii) the Target has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business (except for a six (6) month increase of one (1%) percent in advertising contribution to Burger King Corporation commencing May 1, 1995);

               (iii) no party (including the Target) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) to which the Target is a party or by which it is bound;

               (iv) Except for a security interest in Target's furniture, fixture and equipment given to NationsBank of Tennessee to secure the debt listed in Section 6(f), the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

               (v) the Target has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

               (vi) the Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

               (vii) the Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation except to NationsBank of Tennessee as noted in Section 6(f);

               (viii) the Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

               (ix) the Target has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

               (x) the Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (xi) there has been no change made or authorized in the charter or bylaws of the Target;

               (xii) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

               (xiii) the Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property other than normal wear and tear;

               (xiv) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees (except as set forth on the Schedule of Employee Loans to be provided by Sellers to Buyer at Closing outside the Ordinary Course of Business;

               (xv) except as provided in Section 7(b)(xv) and for the Lankford Agreement, as hereinafter defined, the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (xvi) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xvii) the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

               (xviii) the Target has not made any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xix) the Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

               (xx) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

               (xxi) the Target has not committed to any of the foregoing.

          (i) Undisclosed Liabilities. The Target has no Liability (and to Sellers' knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) the pending litigation entitled Deborah S. Carnes v. Burger King Corporation, Ro-Lank, Inc. and Ro-Lank, Inc., d/b/a Burger King and Lisa D. Ritch v. Burger King Corporation, Ro-Lank, Inc., and Ro-Lank, Inc., d/b/a Burger King in the Chancery Court of Hamilton County, Tennessee and (ii) the matters set forth on the Schedule of Litigation to be provided by Sellers to Buyer at Closing.

          (j) Legal Compliance. The Target and its predecessors and Affiliates, has substantially complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

          (k) Tax Matters.

               (i) The Target has filed all Tax Returns that it was required to file. To Sellers' knowledge, all such Tax Returns were correct and complete in all respects. All Taxes owed by the Target (whether or not shown on any Tax Return) have been paid. The Target is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

               (ii) The Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (iii) No Seller or director or officer (or employee responsible for Tax matters) of the Target has any knowledge of any Basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Target either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Target has Knowledge based upon personal contact with any agent of such authority. The Target has no Tax Returns that have been audited, except for sales tax audits through May, 1994, by the Tennessee Department of Revenue (which audit has been closed and all assessments resulting therefrom have been paid), and no Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns filed, examination reports, and statements of deficiencies assessed against or agreed to by the Target for all years ending after December 31, 1991.

               (iv) The Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v) The Target has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. The Target has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Target has not been a United States real property holding corporation within the meaning of Code Sec. 97(c)(2). The Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. The Target is not a party to any Tax allocation or sharing agreement. The Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person (other than the Target) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (vi) Sellers have provided or shall provide Buyer the following information with respect to the Target as of the most recent practicable date
(A) the tax basis of the Target in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution allocable to the Target; and (C) the amount of any deferred gain or loss allocable to the Target arising out of any deferred intercompany transaction.

          (1) Real Property.

               (i) The Target owns, or as of the Closing Date, will own, the real property which is the Location of the Athens Burger King and Sellers shall provide Buyer with the legal description of said real property.

                    (A) as of the Closing Date, the Target will have good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto, and except for the bank debt set forth in Section 6(f);

                    (B) there are no pending or, to Sellers' Knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting and adversely the current use, occupancy, or value thereof;

                    (C) the legal description for the parcel contained in the deed thereof will describe such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted nonconforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                    (D) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained substantially in accordance with applicable laws, rules, and regulations;

                    (E) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                    (F) except for rights of first refusal held by Burger King Corporation and Manning, there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                    (G) there are no parties (other than the Target) in possession of the parcel of real property;

                    (H) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas electricity, water, telephone, sanitary, sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

                    (I) the parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

                         (ii) Except for the Athens Burger King all of the
Locations are leased as indicated in Schedule 1. The Sellers have heretofor delivered to the Buyer correct and complete copies of the leases and subleases, including all assignments of such leases and subleases. With respect to each lease:

                    (A) subject to receiving the consent of lessors of Locations leased to Sellers, the lease is legal, valid, binding, enforceable, and in full force and effect;

                    (B) the lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                    (C) no party to the lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (D) no party to the lease has repudiated any provision thereof;

                    (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

                    (F) neither Sellers nor Target has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

                    (G) all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained substantially in accordance with applicable laws, rules, and regulations;

                    (H) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                    (I) the landlords under the Leases are not related to or affiliated with Sellers in any manner whatsoever, except for the Cleveland Location lease from LRL Development Associates.

                    (m) Intellectual Property.

                         (i) The Target owns or has the right to use pursuant
to the Franchise Agreements, all Intellectual Property necessary or desirable for the operation of the businesses of the Target as presently conducted. Each item of Intellectual Property used by the Target immediately prior to the Closing hereunder will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder. Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it uses.

                         (ii) Target has not interfered with, infringed upon,
misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target.

                         (iii) [intentionally deleted]

                    (n) Tangible Assets. Except as set forth in the Schedule of Exceptions to Tangible Personal Property Owned or Leased heretofor delivered to Buyer, the Sellers or Target own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is in good, merchantable, operable or reasonably repairable condition suitable for the purpose for which it is being used and will be in good working order as of the closing.

                    (o) Inventory. The inventory of the Target consists of food, supplies, current kids' toys, current promotional items, and current promotional premiums, all of which are merchantable and fit for the purpose for which it was procured or manufactured, and none of which is spoiled, obsolete, damaged or defective.

                    (p) Contracts. Sellers have provided Buyer with copies of the following contracts and other agreements to which any of the Target is a party,

                         (i) any agreement (or group of related agreements)
for the lease of personal property to or from any Person;

                         (ii) any agreement (or group of related agreements)
for the purchase or sale of food, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

                         (iii) any agreement concerning a partnership or joint
venture;

                         (iv) any agreement (or group of related agreements)
under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                         (v) any agreement concerning confidentiality or
noncompetition;

                         (vi) any agreement with any of the Sellers and their
Affiliates;

                         (vii) any profit sharing, stock option, stock
purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                         (viii) any collective bargaining agreement;

                         (ix) any agreement for the employment of any
individual on a full-time, part-time, consulting, or other basis providing annual compensation and/or providing severance benefits;

                         (x) any agreement under which it has advanced or
loaned any amount to any of its directors, officers, and employees (except for the employee loans set forth on the Schedule of Employee Loans to be provided by Sellers to Buyer at Closing outside the Ordinary Course of Business (all such advancements or loans to be paid at closing); and

                         (xi) any agreement under which the consequences of a
default or termination could have a material adverse effect on the business, financial condition, operations, results of operations of the Target;

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement described above and a written summary setting forth the terms and conditions of each oral agreement described above. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

                    (q) Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on their books and records, are valid receivable subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

                    (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target.

                    (s) Insurance. Sellers have provided Buyer the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years;

                         (i) the name, address, and telephone number of the
agent;

                         (ii) the name of the insurer, the name of the
policyholder, and the name of each covered insured;

                         (iii) the policy number and the period of coverage;

                         (iv) the scope (including an indication of whether
the coverage was on a claims made, occurrence, or other basis) and amount (including a description of the deductibles and ceilings are calculated and operate) of coverage; and

                         (v) a description of any retroactive premium
adjustments or other loss-sharing arrangements (including any workmen's compensation coverage audit).

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Target has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. There are no self-insurance arrangements affecting the Target.

                    (t) Litigation. Except for the litigation set forth in
Section 4(i) and the matters set forth on the Schedule of Litigation, the Target (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is not a party or, is to Sellers' Knowledge, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Target has any reason to believe that any action, suit, pending hearing, or investigation may be brought or threatened against the Target.

                    (u) Product Warranty. All of the food produced, sold, or delivered by the Target has been in conformity with all applicable franchise standards and all express and implied warranties, and the Target has no Liability (and to Sellers' knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for damages in connection therewith.

                    (v) Product Liability. Other than as set forth in the Schedule of Litigation or as otherwise described in this Agreement, the Target has no Liability (and to Sellers' knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any kids' toys, promotional items, promotional premiums or any other product produced, sold, or delivered by the Target.

                    (w) Employees. To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Target, no key restaurant employee, or group of employees has any plans to terminate employment with the Target, except in the Ordinary Course of Business. Target is not a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Target has not committed any unfair labor practice. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target. The Target has not knowingly employed anyone under the age of sixteen (16) years old in the previous three
(3) years.

                    (x) Employee Benefits.

                         (i) The Sellers have provided Buyer a schedule of
each Employee Benefit that the Target provides, maintains or to which the Target contributes.

                    (A) Each such Employee Benefit complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                    (B) All required reports and descriptions have been filed or distributed appropriately with respect to each such Employee Benefit.

                    (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit in accordance with the past custom and practice of the Target; provided, however, that Buyer acknowledges that manager bonuses accrued to the Closing Date have not been paid. Sellers will provide Buyer with a Schedule of such accrued, unpaid bonuses prior to closing. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit.

                    (D) [Intentionally deleted]

          (y) Guaranties. Other than as set forth in Section 6(f),Target is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person, except by endorsement of negotiable instruments for deposit or collection and similar transactions in the Ordinary Course of Business.

          (z) Environment, Health, and Safety.

                    (i) To the best of Sellers' Knowledge, the Target and its predecessors have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Target and its predecessors have obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                    (ii) To the best of Sellers' Knowledge, the Target has no Liability (and the Target and its predecessors have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Target giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Health, and Safety Law.

                    (iii) To the best of Sellers' Knowledge, all properties and equipment used in the business of the Target, and its predecessors have been free of asbestos, PCB'S, methylene chloride, trichloroethylene, l, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                         (aa) Certain Business Relationships with the Target.
Except as disclosed in this Agreement, none of the Sellers and their Affiliates (other than LRL Development Associates and QED, Inc.) has been involved in any business arrangement or relationship with the Target and none of the Sellers and their Affiliates (other than LRL Development Associates and QED, Inc.) owns any asset, tangible or intangible, which is used in the business of the Target. All such business arrangements and relationships are to be terminated prior to or at Closing.

                         (ab) Cleveland Restaurant. The acquisition by QSC of
the lessee's interest under that certain Ground Lease dated June 1, 1985 from Evelyn P. Clowers and H. Frederick Clowers as lessors in which Target operates the Cleveland Restaurant has been consummated pursuant to the terms of that certain Leasehold Purchase Agreement dated November 21, 1995 (the "Leasehold Purchase Agreement") among LRL Development Associates, Michael A. Reed, Ronny
D. Lankford, Robert W. Lankford and Target. All property acquired by Target thereunder is transferred to Buyer under this Agreement. Target further represents and warrants that all representations and warranties made to it in the Leasehold Purchase Agreement are true and correct as of the date of this Agreement.

                         (ac) Disclosure. To Sellers' Knowledge, the
representations and warranties contained in this Section 4 do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of Agreement and the Closing.

               (a) General. Each of parties will use his or its best efforts to take all action and to do all things, in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

               (b) Notices and Consents. The Sellers will and will cause the Target to give any notices to third parties, and will and will cause the Target to use its best efforts to obtain any third party consents, that may be necessary or that the Buyer may request in connection with the matters referred to in Section 4(c) above.

               (c) Operation of Business. The Sellers will not cause or permit the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

               (d) Preservation of Business. The Sellers will cause the Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with franchisor, lessors, licensors, suppliers, customers, and employees.

               (e) Full Access. Each of the Sellers will permit and the Sellers will cause the Target to permit, representatives of the Buyer to have full access to all premises, properties, personnel books, records (including Tax records), contracts, and documents of or pertaining to each of the Target during business hours at prearranged appointment times and (at Sellers' option) accompanied by one of Sellers or a representative of Sellers.

               (f) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above.

               (g) Exclusivity. Except for the necessary contact with Ralph E. Manning and Burger King Corporation relative to their respective rights of first refusal, none of the Sellers will (and the Sellers will not cause or permit the Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

               (h) Title Insurance. If requested by Buyer, the Sellers will cause the Target to obtain (at Buyer's expense and through attorney of Buyer's choice) the following title insurance commitments, policies, and riders for the Athens and Cleveland Locations in preparation for the Closing:

                    (i) With respect to each parcel of real estate that any of the Target owns, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy acceptable to the Buyer if the real property is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available) issued by a title insurer satisfactory to the Buyer (and, if requested by the Buyer, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement acceptable to the Buyer), in such amount as the Buyer may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in the Target as of the Closing (subject only to the title exceptions acceptable to Buyer's attorney; and

                    (ii) With respect to each parcel of real estate that the Target leases, an ALTA Leasehold Owner' s Policy of Title Insurance- 1987 (or equivalent policy acceptable to the Buyer if the real property is located in a state in which an ALTA Leasehold Owner's Policy of Title Insurance-1987 is not available) issued by a title insurer satisfactory to the Buyer

(and, if requested by the Buyer, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement acceptable to the Buyer) in such amount as the Buyer may determine (taking into account the time cost of money using the Applicable Rate as the discount rate and such other factors as whether the fair market rental value of the premises exceeds the stipulated consideration in the lease, whether the tenant has any option to renew or extend, whether the tenant owns any improvements located on the premises, whether the tenant is permitted to sublease, and whether the tenant would owe any amount under the lease if evicted), insuring title to the leasehold or subleasehold estate to be in the Target or its Subsidiary as of the Closing (subject only to the title exceptions acceptable to Buyer' attorney).

                    Each title insurance policy delivered under Section 5(h)(i) and Section 5(h)(ii) above shall (A) insure title to the real property and all recorded easements benefiting such real property, (B) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (D) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (E) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (F) contain an inflation endorsement providing for annual adjustments in the amount of coverage corresponding to the annual percentage increase, if any, in the United States Department of Commerce Composite Construction Index, (C) if the real property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, and (H) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy.

                    (i) Surveys. With respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5(h) above, the Sellers will cause the Target to procure in preparation for the Closing a current survey of the real property certified to the Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing.

               (j) Chapter 11. Prior to or simultaneous with Closing, Sellers will cause Target to be discharged from Chapter 11 proceedings and to pay all costs, expenses and fees owing under Target's Amended Plan of Reorganization prior to Closing.

               (k) Schedules and Exhibits. Sellers shall promptly provide Buyer with copies of the schedules and Exhibits which this Agreement sets forth. Buyer shall promptly notify Sellers of any objections to said documents to give Sellers the opportunity prior to closing to cure said objections.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

               (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target.

               (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding hearing, investigation, charge, complaint claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

               (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Target to the Buyer from and after the Closing.

               (d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers, is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal, provided, however, that the disclosing Seller shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

               (e) Covenant Not to Compete. At closing, Sellers shall execute and deliver a covenant (collectively the "Non-Competition Agreements") not to compete directly or indirectly with the businesses that Target conduct. Said covenant shall be in form and substance approved by Buyer's attorney.

               (f) Payment of Debts or Release or Parties. Simultaneous with Closing, Buyer will cause Target to pay in full or have Ronny D. Lankford, Robert W. Lankford and Michael A. Reed released from the following debts:

                           (i)(a) NationsBank of Tennessee - Debtor: QSC; Guarantors - Reed, Lankford & Lankford; current principal amount: $307,535 (as of October 31,
                           1995); Security: machinery, equipment, real estate.

                             (b) NationsBank of Tennessee - Debtor: QSC, Ro-
                           Lank; Guarantors: Reed, Lankford & Lankford;
                           current principal amount $643,503 (as of October 31,1995); Security: machinery and equipment.

                           (ii) First National Bank and Trust Company,
                           Athens, Tennessee - Debtor; LRL Associates,
                           Guarantor: QSC, Reed, Lankford, Lankford; current principal amount: $730,072 (as of October 31,
                           1995); Security: real estate, machinery and equipment.

                           (iii) Cleveland Bank and Trust Company $281,529 (as of October 31, 1995)

               (g) Indemnification of Sellers Regarding Leases and Franchise Agreements. Buyer shall indemnify and hold harmless Sellers from any loss, damage or expense as a result of breach of or default under the Leases of Target Locations or the Burger King Franchise Agreements for the Target Locations which are the result of matters occurring after Closing.

               (h) Employment of Loretta Lankford. Buyer, or Buyer's Affiliate, shall employ Loretta Lankford pursuant to the terms of the Amended and Restated Employment Agreement (the "Lankford Agreement"), such agreement to be in form and substance satisfactory to Buyer and Seller.

               (i) Insurance Coverage. Buyer shall maintain in force with respect to Target and its operations the same insurance coverage in place as of the Closing Date or shall replace such coverage with coverage which is at least comparable with such insurance.

               (j) Access to Records. Buyer shall afford Sellers access to Target books and records in existence as of the Closing Date at such reasonable times and places as Buyer and Sellers may agree.

               (k) S Election. Buyer and Seller acknowledge and agree that Target's S Corporation election will terminate pursuant to IRC 1362(d)(2) as a result of the sale of stock under this

Agreement. The termination will result in two short taxable years: 1) the "S Short Year" and 2) the "C Short Year." Each year shall be treated separately under normal tax accounting rules. Prorata allocations shall not apply pursuant to IRC 1362(e)(6)(D). Sellers shall be responsible at their expense for filing Form 1120S for the S Short Year. Target shall provide any information necessary to assist Sellers in filing the Form 1120S for the S Short Year. Seller shall be responsible for any tax liability attributable to the S Short Year.

7. Conditions to Obligation to Close.

               (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (i) the representations and warranties set forth in
Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, and Buyer shall have received all Schedules and Exhibits referred to in such Sections;

                    (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                    (iii) the Sellers and the Target shall have procured all of the third party consents specified in Section 5(b) above;

                    (iv) the Buyer has received all of the title insurance commitments, policies, and riders specified in Section 5(h) above, and all of the surveys specified in Section 5(i) above;

                    (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target, or (D) affect adversely the right of any of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                    (vi) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
Section 7(a)(i)-(iv) is satisfied in all respects;

                    (vii) the Closing shall occur contemporaneously with the closings under a purchase agreement of even date herewith between Buyer and Ro-Lank, Inc.;

                    (viii) the Sellers have received waivers of rights of first refusal from Burger King Corporation and Manning in form and content satisfactory to Buyer' counsel or the rights of first refusal shall not have been exercised within the required period of time;

                    (ix) the Buyer shall have received from counsel to the Sellers an opinion in form and substance satisfactory to Buyer's counsel addressed to the Buyer, and dated as of the Closing Date;

                    (x) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target, other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

                    (xi) the transactions contemplated in the Leasehold Purchase Agreement shall have been consummated.

                    (xii) the Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Target after the Closing;

                    (xiii) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer;

                    (xiv) Target shall have paid or payment shall be made from closing funds by the closing attorney of all Target's accounts payable and obligations of any nature whatsoever, whether due or accrued with the exception of the debts set forth in Section 6(f);

                    (xv) Target shall have been discharged from Chapter 11 under the Bankruptcy Code and all matters relative thereto shall have been resolved to the satisfaction of Buyer's attorney, including Target's and Sellers' compliance with the terms of Target's Amended Plan of Reorganization confirmed by the Bankruptcy Court;

                    (xvi) Buyer's attorney shall be satisfied that in his opinion the threatened litigation described in Section 4(i) is of such a nature that the Sellers' indemnification and the existing insurance adequately protects the Target and Buyer; and

                    (xvii) Buyer and Buyer's Attorney shall be satisfied with the schedules and exhibits which Sellers and Target provide pursuant to this Agreement;

                    (xviii) the parties shall have executed, or caused the execution of, the Closing Statement, the Non-Competition Agreements and the Lankford Agreement;

                    (xix) Receipt of "payoff" letters, in form and substance suitable to Buyer, from each holder of Target's indebtedness and receipt of UCC-3 Termination Statements from each holder of a security interest in Target's assets;

                    (xx) Receipt of such estoppel, consent, attornment and non-disturbance agreements from Target's landlords and holders of mortgages on each Location as Buyer may reasonably require;

                    (xxi) Receipt of a release in form and substance satisfactory to Buyer relative to certain controversies between Sellers and Ralph W. Manning, Evelyn C. Manning and Evi-Mann Foods, Inc. (the "Manning Release");

                    (xxii) Receipt of the Blue Ridge Release;

                    (xxiii) Receipt of evidence satisfactory to Buyer that all restrictions upon transfer of Target's stock under any shareholder agreement among the shareholders of Target have been waived or terminated.

                    (xxiv) Receipt of a certificate of the Secretary of Target relating to the charter, bylaws, officers and directors and corporate records of Target;

                    (xxv) Sellers shall have delivered to Buyer certificates representing their shares of Target stock properly endorsed for transfer;

                    (xxvi) Receipt of a copy of Target's (i) charter, certified by the Secretary of State of Tennessee, and (ii) bylaws, certified by Target's secretary; and

                    (xxvii) Receipt of Certificate of Existence relative to Target issued by the Secretary of State of Tennessee.

                    (xxviii) Receipt of a quitclaim deed and bill of sale conveying all right, title and interest in the Athens Location from LRL Development Associates to Target.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

               (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                    (i) the representations and warranties set forth in 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                    (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                    (iii) no action, suit, or proceeding shall be pending for threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, or charge shall be in effect);

                    (iv) the Buyer shall have delivered to the Sellers a certification to the effect that each of the conditions specified above in
Section 7(b)(i)-(iii) is satisfied in all respects;

                    (v) the Target, shall have received all authorizations, consents, and approvals of governments and governmental agencies required to consummate the transactions contemplated under this Agreement including but not limited to those referred to in Sections 3(a)(ii), 3(b)(ii), and 4(c) above;

                    (vi) Burger King Corporation and Manning shall have waived their rights of first refusal or such rights of first refusal shall not have been exercised within the required period of time.

                    (vii) the Sellers shall have received from counsel to the Buyer an opinion in form and substance satisfactory to Sellers' attorney, addressed to the Sellers, and dated as of the Closing Date; and

                    (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

                    (ix) the Closing shall occur contemporaneously with the closing under the Agreement between Buyer and Ro-Lank, Inc., et al. of even date herewith.

                    (x) the parties shall have executed, or caused the execution and delivery of, the Closing Statement and the Non-Competition Agreements, and the Lankford Agreement.

                    (xi) Receipt of the Blue Ridge Release;

                    (xii) Receipt of the Manning Release;

                    (xiii) Receipt of a certificate of the Secretary of Buyer relating to the articles, bylaws, officers and directors of Buyer;

                    (xiv) Receipt of good standing certificate relative to Buyer issued by the Secretaries of State of Delaware, Georgia and Tennessee; and

                    (xv) Buyer shall have acknowledged its agreement to the matters set forth in that certain letter dated November 21, 1995 from Buyer to Sellers in the form attached as Exhibit 7(b)(xv).

The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

8. Remedies for Breaches of This Agreement.

               (a) Survival of Representations and Warranties.

                    All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

               (b) Indemnification Provisions for Benefit of the Buyer.

                    (i) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of their representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above), and, provided that the Buyer make a written claim for indemnification against any of the Sellers pursuant to Section 10(h) below within the applicable survival period, then each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                    (ii) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of his or its covenants in Section 2(a) above or any of his or its representations and warranties in Section 3(a) above, and, claim for indemnification against the Seller pursuant to Section 10(h) below within applicable survival period pursuant to Section 8(a) above, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                    (iii) Each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target for the unpaid Taxes of any Person (other than the Target) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                    (iv) Each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of. relating to, in the nature of, or caused by the litigation described in Section 4(i), or set forth on the Schedule of Litigation, including legal fees and expenses associated therewith.

               (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breach (or in the event any third party alleges facts that, if true, would mean the Buyer have breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to Section 10(h) below within such survival period, then the Buyer agree to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

               (d) Matters Involving Third Parties.

                    (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                    (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within (15 days) after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer regular from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                    (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above,
(A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, without the prior written consent of the Indemnified Party.

                    (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

                    (v) When a Loss not arising from a Third Party Claim is paid or is otherwise fixed or determined, then the Buyer or the Sellers, as the case may be, claiming indemnification under this Agreement shall give the other notice of such Loss, in reasonable detail and specifying the amount of such Loss, and the Sections of this Agreement upon which the claim for indemnification for such Loss is based. If the recipient of the notice desires to dispute such claim, it shall, within 30 days after receipt of notice of the claim of Loss against it pursuant to this clause, give counternotice, setting forth the basis for disputing such claim to the Buyer or the Sellers. If such counternotice is not given within such thirty-day period or if the Buyer or the Sellers acknowledge liability for indemnification, then such Loss shall be promptly satisfied.

                    (vi) If within 30 days after the receipt of counternotice by the Buyer or the Sellers, the Buyer and the Sellers shall not have reached agreement as to the claim in question, then the claim for indemnification shall be submitted to and settled by arbitration as hereinafter provided (it being expressly understood and agreed that if such counternotice is duly given, it is the intention of the parties to this Agreement that any such claim shall be resolved by arbitration as provided in this subsection). Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Buyer and the Sellers in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in the metropolitan Chattanooga, Tennessee area as may be specified by the arbitrator (or any place agreed to by the Seller, the Buyer and the arbitrator), and shall be conducted in accordance with the Commercial Arbitration Rules existing at the date thereof of the American Arbitration Association to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement, and to the extent the decision is that a Loss has been suffered for which either party is to be indemnified under this Agreement, it shall be promptly paid by the other party, and in the case of Buyer it will be paid by the Escrow Agent to the extent escrow funds are available; provided, however, that, if necessary, such decision and satisfaction procedure may be enforced by either the Buyer or the Sellers in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. The determination of which party (or combination thereof) bears the costs and expenses incurred in connection with any such arbitration proceeding shall be determined by the arbitrator.

               (e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Wall Street Journal Prime Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

               (f) intentionally omitted

               (g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against the Target by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding compiling claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law or otherwise).

9. Termination.

               (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                    (i) the Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                    (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers on or before the (30th) day following the date of this Agreement if Buyer as a result of its continuing business, legal and accounting due diligence regarding the Target become aware of matters which have a material adverse effect on the Target, the Target's assets, or the Target's business operations;

                    (iii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer have notified the Sellers of the breach and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1995, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                    (iv) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1995, by reason of the failure of any condition precedent under Sections 7(b)(i) - (iv), (vii), (x), (xiii) -
(xv) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

               (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach). In the event of termination pursuant to Section 9(a) above, the Earnest Money will be returned to Buyer unless the termination is by Sellers pursuant to Section 9(a)(iv)(A) in which event the Earnest Money shall be paid to Sellers, provided that if the termination is by Buyer under Section 9(a)(ii), the Parties shall submit the question of actual damages suffered by Sellers to binding arbitration.

10. Miscellaneous.

               (a) Nature of Certain Obligations.

                    (i) The covenants of each of the Sellers in Section 2(a) above concerning the sale of his or its Shares to the Buyer and the representations and warranties of each of the Sellers in Section 3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 8 above for any

Adverse Consequences the Buyer may suffer as a result of any breach thereof.

                    (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

               (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers.

               (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               (d) Entire Agreement. This Agreement including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

               (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

               (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Sellers to:                          Copy to:

         Ronny D. Lankford                     W. Scott McGinness, Jr. Esq.
         9408 Mountain Shadow Drive            Miller & Martin
         Chattanooga, TN 37421                 Suite 1000 Volunteer Building
                                               832 Georgia Avenue
                                               Chattanooga, TN 37402

         If to the Buyer:                      Copy to:

         AmeriKing Tennessee                   The Jordan Company
          Corporation I                        9 West 57th Street, 40th Floor
         c/o AmeriKing                         New York, NY 10019
         2214 Enterprise Drive                 ATTN: A. Richard Caputo, Jr.
         Suite 1502
         Westchester, IL 60154
         ATTN: Lawrence Jaro

                           and to:

                             Mayer, Brown & Platt
                            1675 Broadway
                            New York, NY 10019-5820
                            ATTN: Martin J. Collins

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                    (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction). Each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

               (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               (1) Expenses. Except as set forth herein, each of the Parties and the Target, will bear his or its own costs and expenses, (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that the Buyer has not borne and will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

               (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

               (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement which Sellers and Target are to provide to Buyer prior to Closing are incorporated herein by reference anc made a part hereof.

               (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in 10(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

               (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Chattanooga, Tennessee, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    Buyer:

                                    AMERIKING TENNESSEE CORPORATION I

                                    By:_______________________________
                                    Title:____________________________


                                    SELLERS:

                                    ----------------------------------
                                    Ronny D. Lankford

                                    -----------------------------------
                                    Robert W. Lankford

                                    ----------------------------------
                                    Michael A. Reed

                                    QSC, INC.

                                    By:_______________________________

                                             Its:_________________________


                  The undersigned Escrow Agent does hereby execute this Agreement for the purpose of being bound by the provisions of Section 2(e).

                                           MILLER & MARTIN, ESCROW AGENT

                                           By:_______________________________

BKC
Rest.      Location             Franchisee              Real Estate Interest
No.
4959       Cleveland, TN        Michael A. Reed         Ground Lease, Sublease
                                Ronny D. Lankford       to QSC, Inc. (as
                                Robert W. Lankford      successor to WTH, Inc.)
                                ("RLL")                 - lessee
5195       Brainerd Road        QSC, Inc. (as           QSC, Inc. - lessee
           Chattanooga, TN      successor to WTH,
                                Inc.)
5873       Athens, TN           RLL                     QSC, Inc. - fee owner
4445       Lee Highway          RLL                     RLL - lessee
           Chattanooga, TN
5355       23rd Street          RLL                     QSC, Inc. - lessee
           Chattanooga, TN
3964       Hixson, TN           RLL                     RLL - lessee
2585       Ft. Oglethorpe       QSC, Inc. (as           QSC, Inc. (as successor
           Georgia              successor to WTH,       to WTH, Inc.) - lessee
                                Inc.)
2769       Calhoun, GA          QSC, Inc. (as           QSC, Inc. (as successor
                                successor to WTH,       to WTH, Inc.) - lessee
                                Inc.)

                                  SCHEDULE 2


                  To be provided within 30 days of the date of this Agreement.